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                                                                   EXHIBIT 10.30


                            DCR COMMUNICATIONS, INC.
                         2550 M Street, N.W., Suite 200
                              Washington, DC 20037





                                 April 1, 1996




Masa Telecom, Inc.
1140 19th Street, N.W.
Suite 601
Washington, DC 20036


     This letter is to acknowledge the agreement of DCR Communications, Inc. ("DCR") to pay Masa Telecom, Inc. ("MTI") a finder's fee in the amount of Five Million Dollars ($5,000,000) in consideration of the agreement of MTI to perform each of the following:

     A. MTI shall cause a party who has previously loaned funds to DCR that are convertible into Series A Debentures of DCR or another party introduced by MTI to DCR which is reasonably acceptable to DCR (the "Investor") to purchase from DCR Fifteen Million Dollars ($15,000,000.00) of its Series A Debentures, which sum shall be paid directly by the Investor to the Federal Communications Commission ("FCC") at the conclusion of the FCC's C-block auction for PCS licenses (the "Licenses") in which DCR is declared the high bidder of any Licenses (the "DCR Licenses") in time to be applied to the first five percent (5%) downpayment due to the FCC within five (5) business days after the conclusion of the said auction; and

     B. Within sixty (60) days after the conclusion of the said auction and provided that DCR is declared the high bidder of any Licenses, MTI shall also cause the Investor to deposit the sum of $10,700,000 in an account maintained at Mitsubishi Bank Trust Company of New York (the "Account"). MTI will notify DCR of the name and account number of the Account and shall only permit the disbursement of the principal amount of the funds from the Account in furtherance of this letter agreement. MTI shall cause the payment to the FCC on behalf of DCR of such portion of the $10,700,000 as directed in writing from DCR in time to cover the second five percent (5%) downpayment due the FCC with respect to the award of any DCR Licenses and simultaneously pay over to DCR the balance of such sum. When said $10,700,000 is paid out by MTI as hereinafter provided, DCR shall issue to the Investor payment of $10,700,000 of DCR's Series A Debentures. In the event the FCC is delayed in awarding DCR Licenses to DCR due to





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Masa Telecom, Inc.
April 1, 1996
Page 2


an administrative challenge, MTI shall retain the $10,700,000 in the Account unless, and until such time as, any DCR Licenses shall be awarded by the FCC to DCR. In the event the FCC is delayed in awarding all DCR Licenses to DCR due to a judicial proceeding filed against DCR or the FCC, MTI shall be permitted to withdraw the $10,700,000 from the Account upon at least three (3) prior business days' written notice to DCR; provided, however, that within fifteen
(15) days after a judicial determination that permits the FCC to award any DCR Licenses to DCR, MTI shall cause the sum of $10,700,000 to be redeposited into the Account. If after such redeposit, the FCC does not issue any DCR Licenses within thirty (30) days of such redeposit, the amount so redeposited will be treated as a loan from Investor to DCR subject to all of the terms and conditions described below with interest accruing on the 30th day after redeposit. Notwithstanding the right of MTI to withdraw the $10,700,000 from the Account in the event of a judicial proceeding that delays the award of DCR Licenses, at DCR's option exercised prior to such withdrawal of funds, it may require that the Investor loan such $10,700,000 to DCR on a non-recourse basis, which amount so loaned shall be retained in the Account pending the FCC's award of any DCR Licenses to DCR. As consideration for such loan, DCR agrees to pay to the Investor interest on the outstanding balance of such loan at the rate of 12% per annum; however, DCR shall be entitled to credit against the amount of any such interest due the amount of interest earned by Investor from Mitsubishi Bank Trust Company of New York on the amount so loaned during the period that interest accrues from DCR to the Investor on the amount so loaned. The loan will be evidenced by a registered promissory note in accordance with the applicable portfolio debt rules and DCR will grant to the Investor a security interest in the Account to collateralize the repayment of the amounts due under such loan. Interest shall begin to accrue on such loan by the Investor to DCR thirty (30) days after the $10,700,000 has been deposited in the Account if, as of such 30th day there is litigation pending which prevents the issuance by the FCC of, or causes the FCC not to issue, any DCR Licenses. All accrued interest shall be payable on the earlier of the date of the release of the $10,700,000 from the Account as provided herein or the 1st anniversary date of the date interest begins to accrue on such loan, and, if the latter, thereafter on a quarterly basis until distributed in accordance with the terms of this letter. All interest will be paid to the Investor at a foreign account designated by MTI. MTI represents to DCR that the Investor is a foreign person and that the interest payable by DCR to the Investor will not be subject to withholding and DCR agrees that the entire amount of such interest will be remitted by DCR to the Investor. MTI's obligation to maintain the Account and make disbursement from it in accordance with this letter agreement





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Masa Telecom, Inc.
April 1, 1996
Page 3


shall terminate upon the first to occur of (i) DCR and/or the FCC receiving the entire $25,700,000 from MTI pursuant to this agreement, (ii) the final non-appealable determination by a court of competent jurisdiction that the FCC shall not award to DCR any DCR Licenses, in which event the funds shall be returned to the Investor and (iii) written notice by DCR to MTI that MTI should return such funds to the Investor.

     If these conditions are met, the finder's fee shall be due and payable to you on the later of December 31, 1996 or five (5) business days following the date DCR and/or the FCC receives the entire $25,700,000 from MTI in accordance with the terms of this agreement. DCR will include in its working capital budget the payment of the foregoing fee.

     MTI's obligation to transfer to the FCC and/or DCR any amounts hereunder is conditioned upon DCR providing written notice to MTI of the need to transfer such funds at least three (3) business days prior to the date such funds are to be so transferred.

     MTI agrees to indemnify and hold harmless DCR from all claims, actions, suits, judgments, costs and expenses arising out of or in connection with a possible assertion by C.E. Capital, Inc. that it is entitled to a portion of the aforesaid fee. If you are in agreement with these terms, please so indicate by signing below.


                                          Very truly yours,

                                          /s/ DANIEL C. RIKER

                                          Daniel C. Riker
                                          Chairman of the Board



Agreed this 1st day of April, 1996


MASA TELECOM, INC.

By:  /s/ BRION R. SASAKI
   ---------------------------------
  Brion R. Sasaki, President